Exhibit 10.1
CONSULTING SERVICES AGREEMENT
This Consulting Services Agreement (the “Agreement”) is made this 29th day of June, 2015 by and between General Cable Corporation, a corporation organized under the laws of Delaware, with its principal office and address at 4 Tesseneer Drive, Highland Heights, Kentucky 41076 for itself and on behalf of its subsidiaries and affiliates (the “Company”), and Gregory B. Kenny (“Consultant”).
WHEREAS, Consultant will retire from employment with the Company and as a member of the Board of Directors of the Company (the “Board”) on June 30, 2015;
WHEREAS, Consultant has served as the Company’s President and Chief Executive Officer since 2001;
WHEREAS, the Company desires to retain Consultant to provide consulting services as described herein through December 31, 2015 or the earlier termination of this Agreement, in order to retain Consultant’s experience and expertise with respect to the Company and to provide an orderly transition; and
WHEREAS, Consultant is willing to perform such consulting services.
NOW THEREFORE, the parties agree as follows:
1.Term. The term of this Agreement (“Term”) shall be for the period beginning on July 1, 2015 (“Effective Date”) and ending on December 31, 2015, unless terminated earlier by either party pursuant to Section 8 of this Agreement.
2.Services.

a.
During the Term of the Agreement, Consultant agrees to provide such advisory and transition services for the Company (the “Services”) as may be reasonably requested by the Board or the President and Chief Executive Officer of the Company (“CEO”) subject to the terms and conditions of this Agreement. Consultant shall at all times perform the Services in good faith and to the best of his ability.

b.
The Company and Consultant agree that the Services will be at a level that does not exceed 20% of the average level of services provided by Consultant as an employee of the Company over the 36-month period preceding his termination of employment, so that, for purposes of section 409A of the Internal Revenue Code, Consultant will have undergone a “separation from service” within the meaning of section 409A upon Consultant’s termination of employment with the Company on June 30, 2015.

3.Independent Contractor. Consultant is performing the Services pursuant to this Agreement as an independent contractor and not as an employee, agent, partner of or joint venturer with the Company. Consultant will not have authority to bind or obligate the Company in any manner. The sole interest of the Company is to assure that the Services will be provided in a competent, efficient, and satisfactory manner. Consultant will be solely responsible for the payment of all taxes imposed with respect to the Services. Consultant shall not be entitled to participate in or receive any benefit or right as a Company employee under any Company employee benefit or compensation plan by reason of Consultant’s Services pursuant to this Agreement. If for any reason Consultant’s status is re-characterized by a third party to constitute employee status, Consultant shall not be eligible to participate in or receive any benefit or right as a Company employee under any benefit or compensation plan of the Company with respect to the Services.

4.Compensation and Expenses. As compensation in full for the Services provided by Consultant during the Term of this Agreement, the Company shall pay Consultant at the fixed rate of $25,000 per month (pro-rated for any partial months of service). In addition, the Company shall reimburse Consultant for reasonably incurred business expenses in accordance with the Company’s expense reimbursement policy in effect from time to time. Obligations to pay fees and expense reimbursements incurred prior to the date of termination of this Agreement will survive termination of this Agreement.
5.Restrictive Covenant Obligations. Consultant hereby covenants and agrees as follows:

a.
During the period beginning on the Effective Date and ending on December 31, 2016 (the “Restricted Period”), Consultant shall not, directly or indirectly, become engaged in any business or activity (including, without limitation, as an employee, director, consultant, officer, or other service provider) that is in competition with any services or products sold by, or any business or activity engaged in by, the Company with respect to a Restricted Business (as defined below) anywhere in the world; provided, however, that this provision shall not restrict Consultant from owning or investing in publicly traded securities, so long as Consultant’s aggregate holdings in any such company do not exceed 5% of the outstanding equity of such company and such investment is passive. Consultant agrees that, given his prior service as the Company’s President and Chief Executive Officer and the nature of the Company’s business, a worldwide geographic scope is appropriate and reasonable. For purposes of this Agreement, the term “Restricted Business” means any business of the Company (which includes, without limitation, the development, design, manufacture, marketing, distribution or sale of wire and cable).

b.
During the Restricted Period, Consultant shall not, directly or indirectly recruit, solicit, induce or encourage any employee or contractor of the Company to terminate his, her or its relationship with the Company and/or to accept employment or engagement with or by any person or entity other than the Company.

c.
During the Restricted Period, Consultant shall not directly or indirectly solicit or attempt to divert any of the Company’s then-current customers on behalf of any competing manufacturer or importer of wire and cable products anywhere in the world. During the Restricted Period, Employee shall not directly or indirectly solicit, induce, interfere with or communicate with any past or current supplier of the Company for the purpose or with the specific intent of diverting the supplier or disrupting the Business of the Company. For purposes of this Agreement, the term “Business” means development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, specialty, and communications markets.

d.
Consultant acknowledges and agrees that the execution of this Agreement does not alter his obligations to the Company under the Employee Confidential Information and Invention Agreement between Consultant and the Company dated as of January 14, 2008 (the “Confidentiality Agreement”).

e.
Consultant agrees (i) to hold as a fiduciary and keep confidential for the benefit of the Company all trade secrets, confidential or proprietary information, knowledge or data disclosed to him or obtained by him heretofore or during the term of this Agreement, which is not generally known to the public or recognized during the term of this Agreement or thereafter (“Confidential Information”); (ii) not to disclose any Confidential Information to any other person, firm or corporation, except as specifically provided below; and (iii) upon termination of this Agreement, to return any Confidential Information then in his possession or control to the Company. Consultant acknowledges and agrees that he is bound to protect and preserve the Confidential Information of the Company pursuant the policies of the Company and the Confidentiality Agreement.

f.
Any restriction on the use of Confidential Information in this Agreement does not prohibit or restrict Consultant from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the Department of Justice, the Securities and Exchange Commission, or any other federal, state or local regulatory authority. To the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of Confidential Information, Consultant agrees to give prompt written notice to the General Counsel of the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible.

g.	The parties agree that the restrictions set forth herein are fair and reasonable and reasonably required for the protection of the legitimate interests of the Company and its successors and assigns.
6.Enforcement. Consultant acknowledges and agrees that if he breaches any of his obligations under Section 5 of this Agreement (a “Default”), each Default shall cause immediate and irreparable harm to the Company in a manner which cannot be adequately compensated in monetary damages. As a result, the Company, in addition to its other remedies, shall be entitled to seek immediate injunctive relief to restrain any Default by Consultant or others acting in concert with Consultant. The prevailing party in any action to enforce this Agreement shall be entitled to reimbursement of all of its costs, expenses, and reasonable attorneys’ fees incurred in any enforcement proceeding in which he or it prevails in whole or in part.
7.Compliance with Law. Consultant agrees to comply with all laws applicable to provision of the Services, including the payment of taxes and similar obligations. Consultant further agrees to abide by the Company’s Code of Ethics and Business Conduct with respect to the provision of the Services.
8.Termination. This Agreement may be terminated prior to the expiration of the Term according to the following provisions:

a.	Either party may terminate this Agreement for any reason, and without cause, upon 30 days’ prior written notice to the other party; and

b.
Either party may terminate this Agreement immediately upon the occurrence of any of the following: (i) the other party breaches any provision of this Agreement and, after receiving written notice of the breach, fails to correct the breach within ten days of receipt of such notice; or (ii) Consultant dies, becomes disabled or otherwise becomes incapable of performing the Services.

9.Return of Company Property. Promptly upon termination of this Agreement, and earlier if requested by the Company at any time, Consultant shall deliver to the Company all Confidential Information of the Company and all equipment, other documents and property belonging to the Company. Consultant shall not remove any Company property from the Company’s premises without written authorization from the Company.
10.Indemnification. Nothing herein shall alter Consultant’s right to indemnification with respect to Consultant’s service as an officer and director of the Company in accordance with Article XIV of the Amended and Restated Bylaws of General Cable Corporation dated December 16, 2008 to the extent consistent with the

Company’s Bylaws and applicable Delaware law. The Company agrees to indemnify Consultant with respect to his performance of the Services under this Agreement to the same extent and subject to the same terms and conditions as if the Services had been performed as an officer of the Company.
11.Cooperation. In connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings involving the Company, Consultant agrees to make himself available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Company, meet with attorneys or other representatives of the Company, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters.
12.Consultant’s Warranty. Consultant warrants that his performance of the Services and other obligations under this Agreement will not violate any existing contractual and/or legal obligations and that he will not enter into any other agreement that is in conflict with Consultant’s obligations under this Agreement. Consultant also warrants that he will not have nor enter into a conflict of interest between the interests of Company and that of a third party or Consultant as a result of the execution of this Agreement and the performance of the obligations herein.
13.General.

a.
This Agreement is the sole agreement between Consultant and the Company with respect to the Services to be performed hereunder, and it supersedes all prior agreements and understandings with respect thereto, whether oral or written. This Agreement will be governed by and construed in accord with the internal laws of the Commonwealth of Kentucky, excluding principles of conflicts of laws.

b.	No modifications, amendments or waiver of any provision hereof will be effective unless made in writing and signed by the party to be bound.

c.
All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Consultant hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Consultant.

d.
If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

e.	The representations and agreements set forth in Sections 5 and 6 and 10 through 13 of this Agreement shall survive the termination of this Agreement.
[Signature Page Follows]

Consultant

By: /s/ Gregory B. Kenny
Gregory B. Kenny

GENERAL CABLE CORPORATION

By: /s/ John E. Welsh III
John E. Welsh III
Chairman of the Board of Directors

[Signature Page to Consulting Services Agreement]

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